Exhibit 16.1

October 10, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Crestwood Midstream Partners LP’s Form 8-K dated October 10, 2013, and have the following comments:

1.	We agree with the statements made in paragraphs one, two and three of Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP